EXHIBIT 99.5

Bringing the Future Forward

The Benefits

Of Joining With Cardinal Health

Thanks to the efforts of our global family of talented employees, we have achieved a level of performance unimagined a few years ago, rallying around a new culture that liberates innovation, brings focus to our energies and values the contributions each of us makes to the company’s success. And yet, we feel the challenge to do even more: to be faster with new products to our customers; to set higher financial goals; and to become an even more vital force in the medication safety marketplace.

For these reasons in particular, the proposed acquisition of our company by Cardinal Health is occurring at an opportune moment. Our product pipeline is robust, our finances are strong, and our workforce is attaining record gains in product quality and productivity – all attributes that Cardinal Health values. At the same time, as a leader in health care with $57 billion in annual revenues, Cardinal Health can bring significant new resources to ALARIS and accelerate our development of opportunities on a much faster timeline. By working collaboratively with other parts of Cardinal Health we can further establish ourselves as a leader in the worldwide medication safety marketplace. That’s what we mean by “bringing the future forward.”

About Cardinal Health

Cardinal Health, one of the largest health care product and services companies in the world, was formed in 1971 in Dublin, Ohio, and has built the most comprehensive portfolio of products and services in the industry. Its growth has been driven in significant part through the acquisition of successful businesses that occupied important positions in what Cardinal Health calls “the chain of care” that begins with manufacturing and ends at the patient bedside. In one measure of its success, Cardinal Health generates 99% of its operating earnings from businesses with leading market positions. It is ranked in 17th place on the Fortune magazine list of the 500 largest corporations in the U.S.

Cardinal Health operates through four primary business segments:

•	Pharmaceutical technologies and services, which develops and manufactures proprietary drug delivery systems. It also engages in pharmaceutical packaging, radiopharmaceutical manufacturing and distribution, pharmaceutical development and analytical science expertise.

•	Medical products and services, which includes the manufacture and distribution of a wide range of medical surgical and laboratory products used in hospitals.

•	Pharmaceutical distribution and provider services, Cardinal Health’s largest business segment that includes a domestic distribution business centered around pharmaceuticals, health care and other specialty pharmaceutical products typically sold to the retail and acute care markets. This segment also includes the franchising of apothecary-style retail pharmacies, integrated pharmacy management for hospitals and temporary pharmacy staffing.

•	Automation and information services that help hospitals automate the supply and delivery of medications and develop clinical information management systems.

In total, Cardinal Health has annual revenues of $57 billion and 55,000 employees on six continents. The company’s operating earnings total almost $2.5 billion.

To learn more about Cardinal Health, visit www.cardinal.com.

Integrating With Cardinal Health

ALARIS will continue to be headquartered in San Diego and be led by Dave Schlotterbeck and other members of the senior management team. The company’s operations outside the U.S. will continue to be headquartered in Basingstoke, UK. Because ALARIS is a strong and successful company in its own right, and because the cultures of our two companies are in close alignment, the acquisition should not have a significant impact on how most of us carry out our responsibilities on a daily basis.

At the same time, after the transaction closes, we will have the opportunity to work with new colleagues who share our interest in creating safer health care environments for patients and staff. While it’s too soon to know what new possibilities that might create, we are eager to work with our counterparts at Cardinal Health to explore them. Of course, we will seek to combine resources in ways that bring greater value to customers, and the pooling of our information technology skills and insights into the medication safety market should quickly bear fruit in the form of new ideas, products and services.

On a personal level, joining with Cardinal Health is bound to lead to expanded career opportunities for many ALARIS employees as their unique talents gain visibility within the Cardinal Health organization. Cardinal Health also offers benefits that are comprehensive and competitive. The company’s culture champions many of the same values that drive our own culture, including an emphasis on ethical practices, innovation, collaboration and operational excellence.

The mechanics of bringing our two companies together begin with the launching of a tender offer by Cardinal Health for all of ALARIS’ common stock. This process should get underway shortly and will result in all shareholders being offered $22.35 in cash for each share of ALARIS stock they own. The tender is expected to be followed by a merger by the end of June. The transaction is subject to the tendering into the offer of a majority of the outstanding shares of ALARIS’ common stock not owned by ALARIS’ majority shareholder, or ALARIS directors and executive officers. It is also subject to regulatory review – for which we do not anticipate issues – and other customary conditions. Shortly, executive teams from both companies will begin planning the process of integrating our two companies.

We will be sure to keep ALARIS employees informed of our progress along the way. In the meantime, please feel free to discuss any questions or concerns with your manager.

Questions and Answers About The Acquisition

What attracted Cardinal Health to ALARIS?

ALARIS represents an opportunity for Cardinal Health to develop a much more robust product offering in the medication safety marketplace. We have a presence at the patient bedside that complements the role Cardinal Health fills in pharmacies, surgical suites and other major locations within hospitals. Additionally, our sales force and distribution network outside the U.S. will be a major new asset for Cardinal Health, which presently derives less than 10% of its revenues from international markets.

As we learned more about Cardinal Health’s values and culture and how closely aligned they are with ours, we became even more convinced that by working together, we could make a much more significant impact on medication safety than either of us could on our own. We could also see how the acquisition will create new opportunities for employees.

How much is the company being sold for?

The company is being sold for approximately $2 billion, which includes the assumption of about $350 million of ALARIS debt.

Has our majority shareowner committed to sell his shares to Cardinal Health?

Yes, our majority shareholder has agreed to tender his shares into the offer.

Have any members of senior management said they will leave?

We expect that most members of senior management will continue with the company after the acquisition, especially those in operating roles.

Will the ALARIS headquarters stay in San Diego?

Yes, the headquarters will remain in San Diego, and our operations outside the U.S. will continue to be managed by our headquarters staff in Basingstoke, U.K.

Who will Dave report to after the sale?

Current plans call for Dave to report to George Fotiades, President and Chief Operating Officer of Cardinal Health.

How will ALARIS be positioned within the Cardinal Health organizational structure?

ALARIS will become a wholly-owned subsidiary of Cardinal Health.

Will the ALARIS brand name continue after the sale?

Cardinal Health has recently adopted a master branding strategy that positions all products and services under the Cardinal Health name. No decisions have been made concerning what will happen to the ALARIS brand name following the transaction, and no decisions will likely be made until after the transaction is completed. Consequently, we will continue to refer to the company as ALARIS Medical Systems for the time being.

How will the sale impact the company’s business targets for the year?

Our financial goals, marketing objectives and product introduction plans all remain the same – business as usual.

How will the sale impact hiring plans already in place?

We anticipate that our hiring plans and efforts to recruit strategic personnel will not be affected by the acquisition.

Will merit increases and bonuses for 2004 be impacted by the sale?

No. We will continue to award merit increases and continue our current bonus structure for 2004. However, our goal is to be more aligned with the rest of Cardinal Health as soon as it makes sense to do so. That opportunity will likely come in Cardinal Health’s fiscal year 2005 – or maybe 2006. Note: Cardinal Health’s fiscal year begins July 1 – rather than January 1, as we have operated, so Cardinal Health’s fiscal year 2005 actually begins on July 1, 2004.

How does the sale help ALARIS? Will it open any new opportunities?

The acquisition will benefit ALARIS in many ways. Obviously, the depth of our resources and our ability to further our offerings to customers will be strengthened given that we will be part an enterprise with $57 billion in annual revenues. Additionally, there will clearly be opportunities to bring a more comprehensive suite of products and services to that market than we could have developed on our own.

Do employees have to tender their ALARIS shares?

Employees are under no obligation to tender their shares, as doing so is a personal choice. However, those employees who wish to accept the cash tender offer will need to follow the steps outlined in the tender offer materials that will be mailed to all shareholders shortly following the announcement of the offer.

Were there any problems or negative developments that made it necessary to sell the company?

Absolutely not. The company’s outlook was very positive, and it remains so. The acquisition resulted from the judgment that, by combining with Cardinal Health, we stand to achieve even greater levels of success.

Does Cardinal Health have any other operations in the San Diego region?

Yes. The company’s Pyxis products business and automation and information services segment operates from facilities on Torrey View Court. Pyxis was acquired by Cardinal Health in 1996; there are about 1,200 manufacturing, sales, service and administrative employees at that facility. Additionally, the company has pharmaceutical development facilities on Trade Place.

Will Cardinal Health be putting any of its own executives into the ALARIS organization?

There are no plans for that to happen in the immediate future. But, over time, it’s reasonable to expect that employees from both organizations will have opportunities to consider roles throughout Cardinal Health’s business.

Will major meetings and trade shows scheduled for this year occur as planned?

Yes. Business as usual for now – but over time, we are eager to maximize our exposure and participation at trade shows as part of Cardinal Health.

Will Cardinal Health senior management come meet with ALARIS employees?

We’re expecting President and COO George Fotiades to schedule a visit in the near future.

What will happen to my stock options as a result of the sale?

All outstanding options will become fully vested upon the completion of the transaction. The transaction will result at the option holder’s discretion in either: 1. outstanding options being cashed out at the excess, if any, of the per-share cash tender offer price over the strike price of the option, net of applicable withholdings, or 2. the conversion of those options into immediately exercisable options to acquire Cardinal Health common stock, with the conversion ratio calculated in a manner to retain the aggregate built-up value in the AMI options. More detailed information about stock options will be sent to employees who hold them in the coming weeks.

Will the sale have tax consequences for ALARIS employees holding stock or options?

There will be tax consequences for employees holding stock or stock options. You should consult with your own tax advisors for further information.

Will ALARIS assist employees with tax issues arising from the sale?

ALARIS does not provide tax advice or financial planning assistance to employees. You should consult with qualified advisors on these matters.

What will happen to ALARIS stock up to the time the sale is completed?

We expect that ALARIS shares will continue to trade on the New York Stock Exchange until the merger transaction is completed. However, additional information and the potential impact of the transaction on the trading of our shares will be contained in the tender offer materials to be distributed by Cardinal Health.

How will the sale impact research and development programs? Will they be curtailed or redirected?

Cardinal Health views ALARIS as a technology leader and places a high value on the intellectual property developed by our research teams. Significant investments in this area will continue after the acquisition.

What do we anticipate in the way of reactions from our customers?

Many of our customers are also Cardinal Health customers and we anticipate that they will view the acquisition positively. Of course, we will be in close contact with them to explain the reasons for the sale and the benefits that will result.

When calls from investors, the media and other outside parties are received, how should they be handled?

All such calls should be referred to Frank Jepson, corporate vice president-communications and investor relations, who will make sure they are handled appropriately. His telephone number at ALARIS is 858-458-7448.

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Except for historical information, all other information made herein consists of forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in ALARIS’ Form 10-K, Form 8-K and Form 10-Q reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the costs, difficulties, and uncertainties related to the integration of acquired businesses, the loss of one or more key customer or supplier relationships or changes to the terms of those relationships, changes in the distribution patterns or reimbursement rates for health-care products and/or services, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic and market conditions. ALARIS undertakes no obligation to update or revise any forward-looking statement.

This announcement is not a recommendation, an offer to purchase, or a solicitation of an offer to sell securities of ALARIS Medical Systems. Cardinal Health has not commenced the tender offer for shares of common stock of ALARIS described herein. At the time the expected offer is commenced, Cardinal Health will file a tender offer statement with the U.S. Securities and Exchange Commission and ALARIS will file a solicitation/recommendation statement with respect to the offer. Investors and ALARIS stockholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender documents) and the related solicitation/recommendation statement because they will contain important information. The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, will be made available to all stockholders of ALARIS at no expense to them. These documents will also be available at no charge at the SEC’s website at www.sec.gov.

The statements contained in this memo are being provided to give you an understanding of the proposed acquisition.

The statements contained herein are being provided by management acting only in their capacity as management of the company and by the company acting only in its capacity as an employer, and not by either acting in the capacity as administrator or as a fiduciary of the 401(k) plan or any other benefit plan. As a result, the statements contained herein are not governed by ERISA.